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                                                                    EXHIBIT 2.2



                            ASSET PURCHASE AGREEMENT

       This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of November 30, 2000 (the "Effective Date"), by and between Partners Resources, Inc., an Arizona corporation ("Seller"), and PTI Innovations, Inc., a New York corporation ("Buyer"). In addition, the following entity and individual are parties to this Agreement for the limited purposes set forth in Section 14 hereof: SCB Computer Technology, Inc., a Tennessee corporation and the sole shareholder of Seller ("SCB"); and John Severini, a resident of New York who is the sole shareholder, sole director, and President of Buyer.

       Introduction. Seller, through its Global Services business unit, is engaged in the business of purchasing and reselling pre-owned computer equipment (the "Global Business"). Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain assets and properties of Seller used in the Global Business. In addition, SCB and Severini desire to take certain other actions set forth in Section 14 hereof. On the terms set forth in this Agreement, for certain good and valuable considerations, the receipt and adequacy of which are hereby acknowledged by the parties hereto, and relying on the representations, warranties, covenants, and agreements of each other contained herein, the parties hereto hereby agree as follows:

       1. Sale and Purchase of Assets. As of the Effective Date, Seller hereby sells, conveys, transfers, assigns, and delivers the Assets to Buyer, and Buyer hereby purchases, receives, and accepts the Assets from Seller (the "Acquisition"). As used in this Agreement, the term "Assets" means all of the following assets and properties of Seller relating to the Global Business: (a) inventory described in Schedule 1(a) attached hereto; (b) trademarks, trade names, and logos utilizing the name "Global Services"; and (c) goodwill.

       2. Excluded Assets. Seller does not intend to sell and is not hereby selling the Excluded Assets to Buyer, and Buyer does not intend to purchase and is not hereby purchasing the Excluded Assets from Seller. As used in this Agreement, the term "Excluded Assets" means all other assets and properties of Seller that are not specifically and expressly included in the definition of "Assets" set forth in Section 1 hereof.

       3. Assignment of Assets. As of the Effective Date, Seller shall convey, transfer, and assign to Buyer full legal and beneficial title to the Assets (subject to the recordation of any assignment documents reasonably necessary to perfect legal title), free and clear of all assessments, charges, claims, liens, mortgages, pledges, security interests, and other encumbrances (collectively, "Liens"), pursuant to the Bill of Sale, General Assignment, and Conveyance in the form attached hereto as Exhibit 3 and such other conveyancing instruments as are reasonably satisfactory in form and substance to Seller and Buyer. The title to, possession of, and risk of loss of or damage to the Assets shall pass from Seller to Buyer as of the Effective Date.

       4. Consideration for Assets. As of the Effective Date, and in full consideration for the Assets, Buyer shall convey, transfer, and assign to Seller full legal and beneficial title to ten thousand (10,000) shares of common stock, par value $.01 per share, of SCB Computer Technology, Inc. (the "Shares"), free and clear of all Liens, pursuant to the Stock Power in the form attached hereto as Exhibit 4.

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       5. Approvals and Consents. Seller and Buyer each have taken and, if necessary or appropriate, shall continue to take after the Effective Date, at its own expense, any and all actions (including, without limitation, using its best efforts to obtain any and all approvals, authorizations, consents, and other actions) necessary or appropriate for it to consummate the Acquisition.

       6. Effective Date; Closing. The Acquisition shall be consummated by the parties hereto effective as of the Effective Date. The consummation of the Acquisition (the "Closing") shall be effected by the exchange among the parties hereto, via overnight courier, of executed originals of this Agreement and all other related documents and instruments. To effect the Closing, each party hereto shall execute and deliver this Agreement and all other documents and instruments required to be executed and delivered by such party hereunder and shall take all other actions necessary or appropriate to consummate the Acquisition as contemplated in this Agreement.

       7. Acquisition Documents.

          (a) Seller. To effect the Acquisition, Seller shall execute and deliver (1) this Agreement, (2) the Bill of Sale, General Assignment, and Conveyance in the form attached hereto as Exhibit 3, and (3) the Certificate of Secretary in the form attached hereto as Exhibit 7(a) (collectively, the "Seller's Documents").

          (b) Buyer. To effect the Acquisition, Buyer shall execute and/or deliver (1) this Agreement, (2) a stock certificate evidencing the Shares, (3) the Stock Power in the form attached hereto as Exhibit 4, and (4) the Certificate of Secretary in the form attached hereto as Exhibit 7(b) (collectively, the "Buyer's Documents").

       8. Further Assurances; Discontinuance of Name Use. At any time after the Effective Date, and upon the reasonable request of any party hereto, each party shall execute and deliver any and all other documents and instruments and take any and all other actions necessary or appropriate to consummate the Acquisition as contemplated in this Agreement. As of the Effective Date, Seller shall discontinue all commercial uses of the words "Global Services."

       9. Transfer Taxes. Seller shall be responsible for and pay any and all federal, state, and local sales, excise, transfer, use, and other taxes assessed or imposed with respect to the Acquisition.

       10. Information and Assistance. Seller and Buyer acknowledge and agree that after the Effective Date, either party may desire or need financial and other information relating to the Assets and other forms of assistance for the purpose of complying with applicable laws, rules, and regulations. At any time after the Effective Date, and upon request by Seller or Buyer, the other party shall provide such information and assistance, to the extent reasonable, to the requesting party and its representatives. The requesting party shall be responsible for and pay all reasonable direct costs and expenses incurred by the assisting party in providing such information and assistance.

       11. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

           (a) Existence. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona.




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           (b) Authority; Authorization. Seller has full corporate authority and power to transact the business in which it is engaged, to execute and deliver the Seller's Documents, to perform its obligations thereunder, and to consummate the Acquisition. Seller has taken all corporate action necessary to authorize the execution and delivery of the Seller's Documents, the performance of its obligations thereunder, and the consummation of the Acquisition.

           (c) Enforceability. The Seller's Documents have been executed and delivered by a duly authorized officer of Seller, constitute the legal, valid, and binding obligations of Seller, and are enforceable against Seller in accordance with their respective terms.

           (d) Title to Assets. Seller has full legal and beneficial title to the Assets, free and clear of all Liens.

           (e) Approvals and Consents. Seller has obtained any and all approvals, authorizations, consents, and other actions necessary or appropriate for it to consummate the Acquisition.

           (f) No Impediments. Seller's execution and delivery of the Seller's Documents, performance of its obligations thereunder, and consummation of the Acquisition will not cause a breach or violation of, or default or event of default under, (1) the charter or bylaws of Seller; (2) any security issued by Seller; (3) any contract that Seller is a party to and which breach, violation, default, or event of default would result in the imposition of any liability or obligation on Buyer after the Effective Date; (4) any applicable law, rule, or regulation of any governmental authority; or (5) any applicable decree, order, injunction, or other decision of any court, arbitrator, or governmental authority.

           (g) No Preferential Right. Except for any inventory included in the Assets which is to be sold in the ordinary course of the Global Business, no party other than Buyer has any prior or preferential right, right of first refusal, or other similar right to purchase, lease, or otherwise acquire or use the Assets.

           (h) No Brokerage Fee. No brokerage, finder's, or similar fee, commission, or other payment is or will become payable by Buyer in connection with the Acquisition pursuant to any agreement, contract, or other arrangement entered into by Seller.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER NOR ANY OF ITS SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, OR REPRESENTATIVES HAS MADE, AND SELLER SHALL NOT BE BOUND BY, ANY EXPRESS OR IMPLIED REPRESENTATION, WARRANTY, GUARANTEE, PROMISE, STATEMENT, INDUCEMENT, OR INFORMATION OF ANY KIND OR NATURE WITH RESPECT TO SELLER, THE ASSETS, OR ANY OTHER MATTER, INCLUDING, WITHOUT LIMITATION, THE PROBABLE SUCCESS, PROFITABILITY, OR OTHER PROSPECTS OF THE OWNERSHIP OR USE OF THE ASSETS AFTER THE EFFECTIVE DATE. SELLER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS.




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       12. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

           (a) Existence. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York.

           (b) Authority; Authorization. Buyer has full corporate authority and power to transact the business in which it is engaged, to execute and deliver the Buyer's Documents, to perform its obligations thereunder, and to consummate the Acquisition. Buyer has taken all corporate action necessary to authorize the execution and delivery of the Buyer's Documents, the performance of its obligations thereunder, and the consummation of the Acquisition.

           (c) Enforceability. The Buyer's Documents have been executed and delivered by a duly authorized officer of Buyer, constitute the legal, valid, and binding obligations of Buyer, and are enforceable against Buyer in accordance with their respective terms.

           (d) Title to Shares. Seller has full legal and beneficial title to the Shares, free and clear of all Liens, and no other entity or individual (including, without limitation, John Severini and his wife, Barbara Severini) has any right or title to or interest in any of the Shares.

           (e) Approvals and Consents. Buyer has obtained any and all approvals, authorizations, consents, and other actions necessary or appropriate for it to consummate the Acquisition.

           (f) No Impediments. Buyer's execution and delivery of the Buyer's Documents, performance of its obligations thereunder, and consummation of the Acquisition will not cause a breach or violation of, or default or event of default under, (1) the articles of incorporation or bylaws of Buyer; (2) any security issued by Buyer; (3) any contract that Buyer is a party to and which breach, violation, default, or event of default would result in the imposition of any liability or obligation on Seller after the Effective Date; (4) any applicable law, rule, or regulation of any governmental authority; or (5) any applicable decree, order, injunction, or other decision of any court, arbitrator, or governmental authority.

           (g) No Brokerage Fee. No brokerage, finder's, or similar fee, commission, or other payment is or will become payable by Seller in connection with the Acquisition pursuant to any agreement, contract, or other arrangement entered into by Buyer.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER BUYER NOR ANY OF ITS SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, OR REPRESENTATIVES HAS MADE, AND BUYER SHALL NOT BE BOUND BY, ANY EXPRESS OR IMPLIED
REPRESENTATION, WARRANTY, GUARANTEE, PROMISE, STATEMENT, INDUCEMENT, OR INFORMATION OF ANY KIND OR NATURE WITH RESPECT TO BUYER OR ANY OTHER MATTER.

       13. Survival of Representations and Warranties. The representations and warranties made by Seller and Buyer in this Agreement shall survive for a period of one year after the Effective Date; provided, however, that the representations and warranties made by Seller in Sections 11(a)-(d) hereof and by Buyer in Sections 12(a)-(d) hereof shall survive for the maximum period permitted by applicable law. The liability of Seller and Buyer under their respective representations and warranties shall expire at the end of the applicable survival



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periods; provided, however, that the liability of a party for a breach or inaccuracy of any representation or warranty shall not expire at the end of the applicable survival period if the other party notifies such party of such breach or inaccuracy before the end of such survival period.

       14. Indemnification.

           (a) Indemnification by Seller and SCB. Seller and SCB jointly and severally shall defend, indemnify, and hold harmless Buyer, its successors and assignees, and its and their respective shareholders, directors, officers, employees, agents, and representatives (collectively, the "Buyer Indemnified Parties") from and against any and all assessments, charges, costs, damages, expenses (including, without limitation, attorneys' fees and expenses and court costs), fines, judgments, losses, penalties, and other liabilities and obligations of any kind or nature, whether known or unknown, foreseen or unforeseen, fixed or contingent, accrued or unaccrued, or otherwise, and any and all claims, demands, investigations, causes of action, actions, lawsuits, and other legal proceedings in respect thereof, whether in law or equity (all such assessments, charges, costs, damages, expenses, fines, judgments, losses, penalties, and other liabilities and obligations and all such claims, demands, investigations, causes of action, actions, lawsuits, and other legal proceedings are referred to collectively as "Losses") arising from or based on (1) any breach or inaccuracy of any representation or warranty made by Seller in this Agreement, and (2) any breach of or failure to perform any agreement or covenant of Seller set forth in this Agreement.

           (b) Indemnification by Buyer and Severini. Buyer and Severini jointly and severally shall defend, indemnify, and hold harmless Seller, SCB and all other entities affiliated with Seller, its and their respective successors and assignees, and its and their respective shareholders, directors, officers, employees, agents, and representatives (collectively, the "Seller Indemnified Parties") from and against any and all Losses arising from or based on (1) any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement, (2) any breach of or failure to perform any agreement or covenant of Buyer set forth in this Agreement, and (3) Buyer's ownership and use of the Assets after the Effective Date.

           (c) Notice of Claim. The party making a claim for indemnification under this Section 14 (the "Indemnified Party") shall promptly notify the party obligated to provide indemnification hereunder (the "Indemnifying Party") of the assertion or commencement of any claim, demand, investigation, cause of action, action, lawsuit, or other legal proceeding in respect of which indemnification is or may be sought hereunder. The failure by the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Section 14, except to the extent, if any, that it has been prejudiced by the lack of timely and adequate notice.

           (d) Third-Party Claims. The Indemnifying Party shall have the right to assume the defense or settlement of any claim, demand, investigation, cause of action, action, lawsuit, or other legal proceeding asserted or commenced by a third party in respect of which indemnification is or may be sought hereunder (a "Third-Party Claim") with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not settle or compromise any Third-Party Claim without the Indemnified Party's prior written consent thereto. Notwithstanding the foregoing, (1) the Indemnified Party shall have the right, at its option and expense, to participate fully in the defense or settlement of any Third-Party Claim; and (2) if the Indemnifying Party does not continuously and diligently defend or settle any



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Third-Party Claim within 10 days after it is notified of the assertion or commencement thereof, then the Indemnified Party shall have the right, but not the obligation, to undertake the defense or settlement of such Third-Party Claim for the account and at the risk of the Indemnifying Party, and the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make as to such Third-Party Claim. The Indemnified Party shall be entitled to join the Indemnifying Party in any Third-Party Claim for the purpose of enforcing any right to indemnification hereunder. The Indemnified Party shall cooperate with the Indemnifying Party in the defense or settlement of any Third-Party Claim and, at the expense of the Indemnifying Party, shall furnish any and all information and materials in its possession and endeavor to make any and all witnesses under its control available to the Indemnifying Party for any lawful purpose relevant to the defense or settlement of such Third-Party Claim.

           (e) Excluded Losses. As used in this Agreement, the term "Losses" shall exclude any consequential damages (including, without limitation, lost profits) or punitive or exemplary damages, except with respect to Third-Party Claims.

           (f) Exclusive Remedy. Any claim, demand, action, lawsuit, or other legal proceeding arising from or based on this Agreement or the Acquisition, regardless of whether the same is contractual, tortious or otherwise in nature, must be made or brought by the Indemnified Party against the Indemnifying Party in accordance with the provisions and subject to the limitations of this Section 14.

       15. General Provisions.

           (a) Fees and Expenses. Except as otherwise specifically provided for herein, the parties hereto shall be responsible for and pay their respective legal, accounting, and other fees and expenses incurred or assumed in connection with their negotiation, execution, and delivery of this Agreement and all other documents and instruments contemplated herein, their performance of their obligations hereunder and thereunder, and the consummation of the Acquisition.

           (b) Public Announcements. No party hereto shall issue or make any press release, public announcement, confirmation, or other disclosure of information relating to this Agreement or the Acquisition, except (1) upon the prior consultation with and approval of the other parties, (2) to such party's directors, officers, employees, attorneys, and accountants, or (3) as may be required to comply with applicable laws, rules, and regulations.

           (c) Entire Agreement. This Agreement, including the attachments hereto, constitutes the entire understanding among the parties hereto and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior negotiations, understandings, agreements, and arrangements, whether written or oral, and whether express or implied, between them with respect to the subject matter hereof (including, without limitation, the letter of intent dated November 10, 2000 between SCB and John Severini), all of which prior negotiations, understandings, agreements, and arrangements are hereby rendered null, void, and of no further force or effect.

           (d) Third-Party Beneficiaries. Except to the extent that the Buyer Indemnified Parties and the Seller Indemnified Parties shall be entitled to indemnification pursuant to Section 14 hereof, no person who is not a party to this Agreement or a successor, permitted




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assignee, or legal representative of a party hereto shall have any interest in or right under this Agreement as a third-party beneficiary or otherwise.

           (e) Notices and Other Communications. All notices and other communications provided for in this Agreement shall be made in writing, shall be addressed to the receiving party as set forth below, and shall be delivered either (1) in person, in which case such notice or other communication shall be deemed delivered upon its actual receipt, (2) by FedEx, UPS or any other nationally recognized express delivery service, in which case such notice or other communication shall be deemed delivered upon its actual receipt, or (3) by the United States mail, return receipt requested, in which case such notice or other communication shall be deemed delivered three days after the same is deposited in a postal box under the exclusive control of the United States Postal Service. For the purposes hereof, the addresses of the parties are as follows:

                     Seller:     Partners Resources, Inc.
                                 c/o SCB Computer Technology, Inc.
                                 3800 Forest Hill-Irene Road, Suite 100
                                 Memphis, Tennessee 38125
                                 Attention: President


                     Buyer:      PTI Innovations, Inc.
                                 20 Keyland Court
                                 Bohemia, New York 11716
                                 Attention: President

Any party may change its address for the purposes hereof by notifying the other party of such change in the manner provided for herein.

           (f) Amendment. This Agreement may be altered, amended, modified or changed (other than any waiver which shall be effective only if made in accordance with Section 15(g) hereof) only by a written agreement executed by all the parties hereto.

           (g) Waiver. No provision of this Agreement may be waived by any party hereto unless such waiver is set forth in writing and is executed by the waiving party. The waiver of any breach of any provision of this Agreement shall not be deemed to constitute a waiver of any other breach of the same or any other provision of this Agreement.

           (h) Modification and Severability. If a court of competent jurisdiction declares that any provision of this Agreement is illegal, invalid, or unenforceable, such provision shall be modified automatically to the extent necessary to make such provision fully legal, valid, or enforceable. If the court does not modify any such provision as contemplated herein, but instead declares it to be wholly illegal, invalid, or unenforceable, such provision shall be severed from this Agreement, this Agreement and the rights and obligations of the parties hereto shall be construed as if this Agreement did not contain such severed provision, and this Agreement otherwise shall remain in full force and effect.

           (i) Enforceability. This Agreement shall inure to the benefit of, and shall be enforceable by and against, the parties hereto and their respective successors, permitted assignees, and legal representatives.



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           (j) Assignment. No party hereto shall convey, transfer, assign, or otherwise dispose of all or any portion of its interest in, or its rights and obligations under, this Agreement without the prior written consent of all the other parties hereto, which consent shall not be unreasonably withheld or delayed. Any conveyance, transfer, assignment, or other disposition made or attempted in violation of this Section 15(j) shall be void and of no force or effect.

           (k) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED UNDER, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT-OF-LAWS PROVISIONS THEREOF.

           (l) Multiple Counterparts. This Agreement may be executed by the parties hereto in multiple counterparts, each of which shall be deemed an original for all purposes, and all of which together shall constitute one and the same Agreement.





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       This Agreement is executed and delivered by the parties hereto as of the
Effective Date.


                                            PARTNERS RESOURCES, INC.



                                            By: /s/ T. Scott Cobb
                                               ---------------------------------
                                               T. Scott Cobb
                                               President


                                            PTI INNOVATIONS, INC.


                                            By: /s/ John Severini
                                               ---------------------------------
                                               John Severini
                                               President


                                            SCB COMPUTER TECHNOLOGY, INC.


                                            By: /s/ T. Scott Cobb
                                               ---------------------------------
                                              T. Scott Cobb
                                              President


                                             /s/ John Severini
                                            ------------------------------------
                                            John Severini





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